EXHIBIT 10.1

8875 Aero Drive San Diego, CA 92123 Tel: (858) 560-2600 Fax: (858) 309-6980	4302 E. Broadway Phoenix, AZ 85040 Tel: (602) 707-0211 Fax: (602) 431-1801

June 12, 2005

Ron Eckhardt
[Address]

Dear Ron:

Welcome to Midland Credit Management Inc, (the “Company”). As you know, employment relationships with the Company are “at will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without notice or cause. The Company also has the right to change at-will the compensation, benefits, duties, assignments or responsibilities of your position. While certain paragraphs of this letter agreement describe events which could occur at a particular time in the future, nothing in your offer or this letter agreement may be construed as guaranteeing employment of any length. If any representations have been made contrary to this at-will relationship, such representations are superseded by this letter agreement. This at-will relationship only may be altered by a written document signed by the Company’s President.

Notwithstanding that your employment relationship with the Company is at all times “at will,” and although the Company does not have a policy or practice of offering separation benefits to terminated employees, the Company will make certain termination benefits available to you under the conditions described below.

Termination Without Cause. In the event your employment is terminated without Cause after four (4) full months of service with the Company, upon your execution and delivery of the Company’s standard General Release and Waiver of Claims, the Company will pay you an amount equal to the number of full months of your employment multiplied by your monthly base salary in effect on the date of termination, up to a maximum of 12 months’ base salary, less usual deductions. Any payments will be made according to the Company’s regular payroll schedule. In the event your employment is terminated prior to four (4) full months of service no separation payment will be made.

For purposes of this offer, “Cause” is defined as (i) your failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest, with respect to a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.

      Sincerely,

      /s/ J. Brandon Black

      J. Brandon Black
      President and Chief Operating Officer
      Midland Credit Management Inc.

      ACCEPTED:

      /s/ Ron Eckhardt
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      Ron Eckhardt                                                                                  Date